Exhibit 5
September 10, 2010
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
     Re: The TJX Companies, Inc.
Ladies and Gentlemen:
     This opinion is furnished to you in connection with a registration statement on Form S-8 (the “S-8 Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $125,000,000 in general unsecured deferred compensation obligations (the “Obligations”), of The TJX Companies, Inc., a Delaware corporation (the “Company”), to be offered and sold under the Company’s Executive Savings Plan, as amended and restated (the “Plan”).
     I am General Counsel and Secretary of the Company. In that capacity, I am familiar with the actions taken by the Company in connection with the Plan and the Obligations. For purposes of this opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.
     On the basis of such examination, it is my opinion that:
1.	The Obligations, when established in the manner contemplated by the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; and

2.	The provisions of the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions.
     I hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement. My consent shall not be deemed an admission that I am an expert whose consent is required under Section 7 of the Securities Act of 1933, as amended.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the S-8 Registration Statement is in effect.

Very truly yours,
/s/ Ann McCauley
Ann McCauley, Esq.